Exhibit 99.1

Cathay General Bancorp Announces Third Quarter 2015 Results

LOS ANGELES, Oct. 20, 2015 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, today announced net income of $38.5 million, or $0.47 per share, for the third quarter of 2015.

FINANCIAL PERFORMANCE

	Three months ended September 30,
	2015	2014
Net income	$38.5 million	$35.9 million
Basic earnings per common share	$0.47	$0.45
Diluted earnings per common share	$0.47	$0.45
Return on average assets	1.23%	1.27%
Return on average total stockholders' equity	8.80%	9.14%
Efficiency ratio	53.81%	44.51%

THIRD QUARTER HIGHLIGHTS

  The merger with Asia Bancshares, the holding company for Asia Bank, was competed on July 31, 2015 and the systems integrated as of August 21, 2015.
  Diluted earnings per share increased to $0.47 for the third quarter of 2015 compared to $0.45 for the same quarter a year ago.

"In the third quarter, with the completion of the Asia Bancshares acquisition, our deposits grew $900 million to $10.24 billion while loans grew $538 million to $10.04 billion. Excluding the loans and deposits from Asia Bank, our loan growth was $116 million, or 5% annualized, and our deposit growth was $479 million, or 20% annualized, for the third quarter of 2015," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

"We completed the acquisition of Asia Bancshares on July 31, 2015 and the integration of Asia Bank to Cathay's operations is substantially complete. During the quarter we also resumed repurchase of our shares and repurchased 1.7 million shares as part of our overall capital management efforts," concluded Dunson Cheng.

THIRD QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended September 30, 2015, was $38.5 million, an increase of $2.6 million, or 7.2%, compared to net income of $35.9 million for the same quarter a year ago. Diluted earnings per share for the quarter ended September 30, 2015, was $0.47 compared to $0.45 for the same quarter a year ago.

Return on average stockholders' equity was 8.80% and return on average assets was 1.23% for the quarter ended September 30, 2015, compared to a return on average stockholders' equity of 9.14% and a return on average assets of 1.27% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $10.8 million, or 12.6%, to $97.6 million during the third quarter of 2015 compared to $86.8 million during the same quarter a year ago. The increase was due primarily to the increase in interest income from loans, including those from Asia Bank, and investment securities, and the decrease in interest expense from securities sold under agreements to repurchase partially offset by the increase in interest expense from time deposits.

The net interest margin was 3.36% for the third quarter of 2015 compared to 3.31% for the third quarter of 2014. The increase in the net interest margin was due to the impact from the increase in loans and the decrease in securities sold under agreements to repurchase. The net interest margin decreased to 3.36% for the third quarter of 2015 from 3.51% for the second quarter of 2015, primarily due to higher interest collected on nonaccrual loans during the second quarter, the special dividend distributed by the Federal Home Loan Bank in the second quarter and the higher interest from time deposits during the third quarter.

For the third quarter of 2015, the yield on average interest-earning assets was 4.03%, the cost of funds on average interest-bearing liabilities was 0.87%, and the cost of interest bearing deposits was 0.67%. In comparison, for the third quarter of 2014, the yield on average interest-earning assets was 4.06%, the cost of funds on average interest-bearing liabilities was 0.97%, and the cost of interest bearing deposits was 0.67%. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, increased to 3.16% for the quarter ended September 30, 2015, from 3.09% for the same quarter a year ago.

Provision for credit losses

Provision for credit losses was a credit of $1.3 million for the third quarter of 2015 compared to a credit of $5.1 million for the third quarter of 2014. The provision for credit losses was based on the review of the appropriateness of the allowance for loan losses at September 30, 2015. The provision or reversal for credit losses represents the charge against or benefit toward current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods indicated:

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
	(In thousands)
Charge-offs:
Commercial loans	$ 3,310	$ 252	$ 6,754	$ 7,592
Construction loans	-	-	-	1,813
Real estate loans (1)	97	903	3,774	3,327
Total charge-offs	3,407	1,155	10,528	12,732
Recoveries:
Commercial loans	$ 606	4,148	3,084	10,852
Construction loans	41	32	163	57
Real estate loans (1)	648	2,197	4,336	6,304
Total recoveries	1,295	6,377	7,583	17,213
Net charge-offs/(recoveries)	$ 2,112	$ (5,222)	$ 2,945	$ (4,481)

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $9.2 million for the third quarter of 2015, an increase of $0.2 million, or 2.0%, compared to $9.0 million for the third quarter of 2014.

Non-interest expense

Non-interest expense increased $14.9 million, or 34.9%, to $57.5 million in the third quarter of 2015 compared to $42.6 million in the same quarter a year ago. The increase in non-interest expense in the third quarter of 2015 was primarily due to increases of $13.8 million in amortization of investments in affordable housing and alternative energy partnerships, $1.3 million in other real estate owned expenses, and $1.1 million in professional services expenses, offset by a decrease $1.9 million in salaries and employee benefits. Integration and merger expenses related to the merger with Asia Bancshares totaled approximately $2.0 million and are reported in the applicable expense categories. The efficiency ratio was 53.81% in the third quarter of 2015 compared to 44.51% for the same quarter a year ago.

Income taxes

The effective tax rate for the third quarter of 2015 was 23.9% compared to 38.3% for the third quarter of 2014. The effective tax rate includes the impact of the utilization of low income housing tax credits and alternative energy tax credits.

BALANCE SHEET REVIEW

Under the terms of the merger with Asia Bancshares, which was completed on July 31, 2015, we issued 2.58 million shares of our common stock and paid $57.0 million in cash for all of the issued and outstanding stock of Asia Bancshares.

Gross loans, excluding loans held for sale, were $10.0 billion at September 30, 2015, an increase of $1.1 billion, or 12.6%, from $8.9 billion at December 31, 2014, primarily due to increases of $789.1 million, or 17.6%, in commercial mortgage loans, $246.4 million, or 15.7%, in residential mortgage loans, and $106.6 million, or 35.7%, in real estate construction loans partially offset by decreases of $20.4 million, or 0.9%, in commercial loans. These figures include total gross loans of $418.0 million from Asia Bank. The changes in loan balances and composition from December 31, 2014, are presented below:

	September 30, 2015	December 31, 2014	% Change
	(Dollars in thousands)
Commercial loans	$ 2,362,059	$ 2,382,493	(1)
Residential mortgage loans	1,816,464	1,570,059	16
Commercial mortgage loans	5,275,570	4,486,443	18
Equity lines	174,790	172,879	1
Real estate construction loans	405,278	298,654	36
Installment & other loans	5,771	3,552	62

Gross loans	$ 10,039,932	$ 8,914,080	13

Allowance for loan losses	(150,076)	(161,420)	(7)
Unamortized deferred loan fees	(9,592)	(12,392)	(23)

Total loans, net	$ 9,880,264	$ 8,740,268	13
Loans held for sale	$ -	$ 973	(100)

Total deposits were $10.2 billion at September 30, 2015, an increase of $1.4 billion, or 16.6%, from $8.8 billion at December 31, 2014, primarily due to a $808.7 million, or 18.9%, increase in time deposits, a $313.5 million, or 18.8%, increase in non-interest-bearing demand deposits, a $147.8 million, or 9.6% increase in money market deposits, a $122.4 million, or 15.7% increase in NOW deposits, and a $62.7 million, or 11.7% increase in savings deposits. These figures include total deposits of $420.6 million from Asia Bank. The changes in deposit balances and composition from December 31, 2014, are presented below:

	September 30, 2015	December 31, 2014	% Change
	(Dollars in thousands)
Non-interest-bearing demand deposits	$ 1,978,387	$ 1,664,914	19
NOW deposits	901,084	778,691	16
Money market deposits	1,685,943	1,538,187	10
Savings deposits	596,651	533,940	12
Time deposits	5,076,410	4,267,728	19
Total deposits	$ 10,238,475	$ 8,783,460	17

ASSET QUALITY REVIEW

At September 30, 2015, total non-accrual loans were $71.2 million, an increase of $5.9 million, or 9.2%, from $65.3 million at September 30, 2014, and an increase of $1.0 million, or 1.5% from $70.2 million at December 31, 2014.

The allowance for loan losses was $150.1 million and the allowance for off-balance sheet unfunded credit commitments was $1.4 million at September 30, 2015, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The $150.1 million allowance for loan losses at September 30, 2015, decreased $11.3 million, or 7.0%, from $161.4 million at December 31, 2014. The allowance for loan losses represented 1.49% of period-end gross loans, and 203.3% of non-performing loans at September 30, 2015. The comparable ratios were 1.81% of period-end gross loans, excluding loans held for sale, and 230.1% of non-performing loans at December 31, 2014. The changes in non-performing assets and troubled debt restructurings at September 30, 2015, compared to December 31, 2014, and to September 30, 2014, are highlighted below:

(Dollars in thousands)	September 30, 2015	December 31, 2014	% Change	September 30, 2014	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 2,573	$ -	100	$ 662	289
Non-accrual loans:
Construction loans	16,579	19,963	(17)	25,728	(36)
Commercial real estate loans	33,214	35,606	(7)	23,830	39
Commercial loans	14,758	6,983	111	8,851	67
Residential mortgage loans	6,690	7,611	(12)	6,849	(2)
Total non-accrual loans:	$ 71,241	$ 70,163	2	$ 65,258	9
Total non-performing loans	73,814	70,163	5	65,920	12
Other real estate owned	26,326	31,477	(16)	29,025	(9)
Total non-performing assets	$ 100,140	$ 101,640	(1)	$ 94,945	5
Accruing troubled debt restructurings (TDRs)	$ 89,881	$ 104,356	(14)	$ 123,089	(27)
Non-accrual loans held for sale	$ -	$ 973	(100)	$ -	-

Allowance for loan losses	$ 150,076	$ 161,420	(7)	$ 169,198	(11)
Allowance for off-balance sheet credit commitments	1,421	1,949	(27)	2,018	(30)
Allowance for credit losses	$ 151,497	$ 163,369	(7)	$ 171,216	(12)

Total gross loans outstanding, at period-end (1)	$ 10,039,932	$ 8,914,080	13	$ 8,858,254	13

Allowance for loan losses to non-performing loans, at period-end (2)	203.32%	230.06%		256.67%
Allowance for loan losses to gross loans, at period-end (1)	1.49%	1.81%		1.91%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

Troubled debt restructurings on accrual status totaled $89.9 million at September 30, 2015, compared to $104.4 million at December 31, 2014. These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers. Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40 and Accounting Standard Update 2011-02, these loans have demonstrated sustained performance under the modified terms. The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.8% at September 30, 2015, compared to 0.9% at December 31, 2014. Total non-performing assets decreased $1.5 million, or 1.5%, to $100.1 million at September 30, 2015, compared to $101.6 million at December 31, 2014, primarily due to a $5.2 million, or 16.4%, decrease in other real estate owned offset by a $2.6 million increase in loans 90 days or more past due still accruing and a $1.1 million increase in non-accrual loans.

CAPITAL ADEQUACY REVIEW

At September 30, 2015, the Company's common equity Tier 1 capital ratio of 12.89%, Tier 1 risk-based capital ratio of 13.98%, total risk-based capital ratio of 15.25%, and Tier 1 leverage capital ratio of 12.24%, calculated under the new Basel III capital rules that became effective January 1, 2015, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a common equity tier 1 capital ratio equal to or greater than 6.5%, a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2014, the Company's Tier 1 risk-based capital ratio was 14.96%, total risk-based capital ratio was 16.22%, and Tier 1 leverage capital ratio was 12.99% calculated based on the prior Basel I capital rules.

YEAR-TO-DATE REVIEW

Net income was $119.7 million, an increase of $17.4 million, or 17.0%, compared to net income of $102.3 million for the same period a year ago due primarily to increases in net interest income, decreases in costs associated with debt redemption partially offset by decreases in securities gains, increases in operation expenses from amortization of investments in affordable housing and alternative energy partnerships, and increases in professional service expenses. Diluted earnings per share was $1.48 compared to $1.28 for the same period a year ago. The net interest margin for the nine months ended September 30, 2015, was 3.43% compared to 3.35% for the same period a year ago.

Return on average stockholders' equity was 9.56% and return on average assets was 1.36% for the nine months ended September 30, 2015, compared to a return on average stockholders' equity of 8.98% and a return on average assets of 1.25% for the same period of 2014. The efficiency ratio for the nine months ended September 30, 2015, was 49.13% compared to 46.31% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its third quarter 2015 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 55486681. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 33 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"); higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; and the soundness of other financial institutions.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2014 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
(Dollars in thousands, except per share data)	2015	2014	% Change	2015	2014	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 97,646	$ 86,755	13	$ 280,326	$ 255,030	10
Reversal for credit losses	(1,250)	(5,100)	(75)	(8,400)	(8,800)	(5)
Net interest income after reversal for credit losses	98,896	91,855	8	288,726	263,830	9
Non-interest income	9,156	8,974	2	23,324	32,554	(28)
Non-interest expense	57,471	42,607	35	149,187	133,188	12
Income before income tax expense	50,581	58,222	(13)	162,863	163,196	(0)
Income tax expense	12,098	22,313	(46)	43,200	60,944	(29)
Net income	$ 38,483	$ 35,909	7	119,663	102,252	17

Net income per common share
Basic	$ 0.47	$ 0.45	4	$ 1.49	$ 1.28	16
Diluted	$ 0.47	$ 0.45	4	$ 1.48	$ 1.28	16

Cash dividends paid per common share	$ 0.14	$ 0.07	100	$ 0.38	$ 0.19	100

SELECTED RATIOS
Return on average assets	1.23%	1.27%	(3)	1.36%	1.25%	9
Return on average total stockholders' equity	8.80%	9.14%	(4)	9.56%	8.98%	6
Efficiency ratio	53.81%	44.51%	21	49.13%	46.31%	6
Dividend payout ratio	29.94%	15.53%	93	25.65%	14.80%	73

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.03%	4.06%	(1)	4.09%	4.11%	(0)
Total interest-bearing liabilities	0.87%	0.97%	(10)	0.87%	0.98%	(11)
Net interest spread	3.16%	3.09%	2	3.22%	3.13%	3
Net interest margin	3.36%	3.31%	2	3.43%	3.35%	2

CAPITAL RATIOS	September 30, 2015 *	December 31, 2014	September 30, 2014
Common Equity Tier 1 capital ratio	12.89%	n/a	n/a
Tier 1 risk-based capital ratio	13.98%	14.96%	14.77%
Total risk-based capital ratio	15.25%	16.22%	16.05%
Tier 1 leverage capital ratio	12.24%	12.99%	12.66%
	.

* Basel III rules became effective January 1, 2015, with transitional provisions. All prior period data is based on Basel I rules.

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	September 30, 2015	December 31, 2014	% change

Assets
Cash and due from banks	$ 196,342	$ 176,830	11
Short-term investments and interest bearing deposits	369,829	489,614	(24)
Securities available-for-sale (amortized cost of $1,378,088 in 2015 and $1,324,408 in 2014)
	1,380,879	1,318,935	5
Loans held for sale	-	973	(100)
Loans	10,039,932	8,914,080	13
Less: Allowance for loan losses	(150,076)	(161,420)	(7)
Unamortized deferred loan fees, net	(9,592)	(12,392)	(23)
Loans, net	9,880,264	8,740,268	13
Federal Home Loan Bank stock	17,250	30,785	(44)
Other real estate owned, net	26,326	31,477	(16)
Affordable housing investments and alternative energy partnerships, net	168,276	104,579	61
Premises and equipment, net	110,272	99,682	11
Customers' liability on acceptances	35,087	35,656	(2)
Accrued interest receivable	29,418	25,364	16
Goodwill	373,208	316,340	18
Other intangible assets, net	4,108	3,237	27
Other assets	158,706	143,106	11

Total assets	$ 12,749,965	$ 11,516,846	11

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 1,978,387	$ 1,664,914	19
Interest-bearing deposits:
NOW deposits	901,084	778,691	16
Money market deposits	1,685,943	1,538,187	10
Savings deposits	596,651	533,940	12
Time deposits	5,076,410	4,267,728	19
Total deposits	10,238,475	8,783,460	17

Securities sold under agreements to repurchase	400,000	450,000	(11)
Advances from the Federal Home Loan Bank	75,000	425,000	(82)
Other borrowings for affordable housing investments	18,721	19,934	(6)
Long-term debt	119,136	119,136	-
Acceptances outstanding	35,087	35,656	(2)
Other liabilities	131,460	80,772	63
Total liabilities	11,017,879	9,913,958	11
Commitments and contingencies	-	-	-
Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized, 86,916,637 issued and 81,001,822 outstanding at September 30, 2015, and 84,022,118 issued and 79,814,553 outstanding at December 31, 2014

	869	840	3
Additional paid-in-capital	877,445	789,519	11
Accumulated other comprehensive loss, net	(2,597)	(5,569)	(53)
Retained earnings	1,032,806	943,834	9
Treasury stock, at cost (5,914,815 shares at September 30, 2015, and 4,207,565 at December 31, 2014)
	(176,437)	(125,736)	40

Total equity	1,732,086	1,602,888	8
Total liabilities and equity	$ 12,749,965	$ 11,516,846	11

Book value per common share	$21.22	$20.00	6
Number of common shares outstanding	81,001,822	79,814,553	1

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 109,943	$ 100,151	$ 315,038	$ 290,337
Investment securities	6,142	5,105	15,262	19,389
Federal Home Loan Bank stock	524	508	2,782	1,379
Deposits with banks	258	571	1,105	1,499

Total interest and dividend income	116,867	106,335	334,187	312,604

INTEREST EXPENSE
Time deposits of $100,000 or more	7,727	7,107	21,301	20,519
Other deposits	5,897	5,005	16,030	13,462
Securities sold under agreements to repurchase	3,977	5,858	11,836	19,731
Advances from Federal Home Loan Bank	164	153	374	849
Long-term debt	1,456	1,456	4,320	3,012
Short-term borrowings		1	-	1

Total interest expense	19,221	19,580	53,861	57,574

Net interest income before reversal for credit losses	97,646	86,755	280,326	255,030
Reversal for credit losses	(1,250)	(5,100)	(8,400)	(8,800)

Net interest income after reversal for credit losses	98,896	91,855	288,726	263,830

NON-INTEREST INCOME
Securities (losses)/gains, net	(16)	361	(3,369)	6,827
Letters of credit commissions	1,455	1,559	4,114	4,547
Depository service fees	1,409	1,330	4,003	3,999
Other operating income	6,308	5,724	18,576	17,181

Total non-interest income	9,156	8,974	23,324	32,554

NON-INTEREST EXPENSE
Salaries and employee benefits	20,725	22,630	67,804	69,472
Occupancy expense	4,412	3,934	12,419	11,692
Computer and equipment expense	2,521	2,471	7,315	7,307
Professional services expense	7,059	5,991	18,698	16,410
FDIC and State assessments	2,403	2,261	6,907	6,692
Marketing expense	1,436	639	3,577	2,722
Other real estate owned expense/(income)	250	(1,011)	(1,053)	(629)
Amortization of investments in low income housing and alternative energy partnerships	15,427	1,672	23,277	5,126
Amortization of core deposit intangibles	169	214	493	510
Cost associated with debt redemption	-	527	-	3,348
Other operating expense	3,069	3,279	9,750	10,538

Total non-interest expense	57,471	42,607	149,187	133,188

Income before income tax expense	50,581	58,222	162,863	163,196
Income tax expense	12,098	22,313	43,200	60,944
Net income	$ 38,483	$ 35,909	119,663	102,252
Net income per common share:
Basic	$ 0.47	$ 0.45	$ 1.49	$ 1.28
Diluted	$ 0.47	$ 0.45	$ 1.48	$ 1.28

Cash dividends paid per common share	$ 0.14	$ 0.07	$ 0.38	$ 0.19
Basic average common shares outstanding	81,475,288	79,677,952	80,422,711	79,639,202
Diluted average common shares outstanding	82,285,478	80,176,100	81,105,190	80,087,819

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended,
(In thousands)	September 30, 2015		September 30, 2014		June 30, 2015

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 9,855,450	4.43%	$ 8,705,723	4.56%	$ 9,334,945	4.51%
Taxable investment securities	1,488,655	1.64%	1,288,207	1.57%	1,357,118	1.58%
FHLB stock	17,250	12.05%	32,057	6.29%	21,338	31.52%
Deposits with banks	149,153	0.69%	363,722	0.62%	123,058	1.20%

Total interest-earning assets	$ 11,510,508	4.03%	$ 10,389,709	4.06%	$ 10,836,459	4.16%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 880,209	0.17%	$ 736,690	0.18%	$ 836,840	0.16%
Money market deposits	1,721,394	0.60%	1,527,888	0.63%	1,642,420	0.60%
Savings deposits	632,466	0.15%	557,578	0.17%	581,959	0.15%
Time deposits	4,868,908	0.85%	4,345,065	0.83%	4,444,150	0.82%
Total interest-bearing deposits	$ 8,102,977	0.67%	$ 7,167,221	0.67%	$ 7,505,369	0.65%
Securities sold under agreements to repurchase	400,000	3.94%	603,804	3.85%	400,000	3.94%
Other borrowed funds	114,998	0.57%	102,267	0.60%	139,039	0.34%
Long-term debt	119,136	4.85%	119,136	4.85%	119,136	4.85%
Total interest-bearing liabilities	8,737,111	0.87%	7,992,428	0.97%	8,163,544	0.87%

Non-interest-bearing demand deposits	1,795,938		1,549,463		1,669,310

Total deposits and other borrowed funds	$ 10,533,049		$ 9,541,891		$ 9,832,854

Total average assets	$ 12,436,281		$ 11,179,433		$ 11,644,117
Total average equity	$ 1,735,149		$ 1,559,413		$ 1,658,204

For the nine months ended,
(In thousands)	September 30, 2015		September 30, 2014

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 9,425,705	4.47%	$ 8,426,226	4.61%
Taxable investment securities	1,337,791	1.53%	1,458,936	1.78%
FHLB stock	22,905	16.24%	28,389	6.49%
Deposits with banks	147,206	1.00%	255,627	0.78%

Total interest-earning assets	$ 10,933,607	4.09%	$ 10,169,178	4.11%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 838,976	0.16%	$ 707,421	0.17%
Money market deposits	1,634,848	0.60%	1,369,838	0.62%
Savings deposits	582,632	0.15%	526,768	0.14%
Time deposits	4,541,376	0.83%	4,259,579	0.82%
Total interest-bearing deposits	$ 7,597,832	0.66%	$ 6,863,606	0.66%
Securities sold under agreements to repurchase	401,099	3.95%	669,963	3.94%
Other borrowed funds	118,091	0.42%	166,445	0.68%
Long-term debt	119,136	4.85%	120,003	3.36%
Total interest-bearing liabilities	8,236,158	0.87%	7,820,017	0.98%

Non-interest-bearing demand deposits	1,710,823		1,498,181

Total deposits and other borrowed funds	$ 9,946,981		$ 9,318,198

Total average assets	$ 11,765,599		$ 10,920,555
Total average equity	$ 1,673,954		$ 1,522,772

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

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CONTACT: Heng W. Chen, (626) 279-3652